EXHIBIT 10.2

LSI INDUSTRIES INC.
SHORT TERM INCENTIVE PLAN (STIP)
FOR NAMED EXECUTIVE OFFICERS
FY 2016

Document date: July 1, 2015

          LSI INDUSTRIES INC.
SHORT TERM INCENTIVE PLAN  FOR NEOs --  FY 2016
July 1, 2015

The Short Term Incentive Plan (STIP) for Named Executive Officers for Fiscal 2016 is designed to incentivize named executive officers towards the attainment the 2016 Business Plan goals for sales and operating income. This STIP has been approved by the Compensation Committee of the LSI Board of Directors and provides for cash incentive awards to be paid if the stated 2016 Business Plan objectives are achieved.  There are three elements of this STIP.

1.	Bonus Potential determines the percentage payout to named executive officers based on the attainment of the 2016 Business Plan goals and as approved by the Compensation Committee in the table below.

90% Plan Achievement	100% Plan Achievement	110% Plan Achievement	120% Plan Achievement	150% Plan Achievement

17%	25%	35%	45%	65%

2.	Performance Mix determines the percentage assigned to the performance of the total company vs. the employees Business Unit.

     Named Executive Officers
100% Corporate Performance

3.
Metrics determine the percentage assigned to Sales vs. Operating Income.  In 2015 the STIP was 100% based upon attainment of the Operating Income goals.  For 2016 LSI is shifting 30% of this metric to Sales to place emphasis on increasing the size of LSI's business.

Metrics %	2015	2016
Sales	0%	30%
Operating Inc	100%	70%
Total	100%	100%

The following is provided for illustrative purposes:
Example Calculation: Named Executive Officer

				Bonus	Performance	Sales / OI	Incentive
	Plan	Actual	% of Plan	Potential	Mix	Metric	Payout
Corporate
Sales	$500,000	$520,000	104.0%	29.0%	100.0%	30.0%	8.70%
Operating Income	$50,000	$51,000	102.0%	27.0%	100.0%	70.0%	18.90%

						Total Payout Percentage	27.60%

						Annual Base Salary	$100,000
						Bonus Payment	$27,600

The following rules govern this STIP:

A.	This STIP covers only named executive officers as identified by the Compensation Committee.

B.
This STIP will take into account LSI total results. The intent of having corporate performance as a determinant of the incentive payment is to provide motivation for named executive officers to work for the good of the whole corporation, not only for the good of a Business Unit.

C.	The Compensation Committee may make modifications of the calculated bonus award to decrease or increase a named executive officer's bonus for special objectives or subjective circumstances.

D.
Determination of achievement of LSI's Sales and Operating Income will be calculated based upon actual reported fiscal 2016 results and may be adjusted for certain unusual or non-recurring items as approved by the Compensation Committee.  There will be a straight line interpolation of actual achievement as compared to the fiscal 2016 business goals when determining the actual incentive payment percentage.

E.
Incentive pay recipients must be employed at LSI in August 2016 on the day when incentive checks are issued for the fiscal year just recently ended.  Named executive officers who terminate employment on or before the August bonus payment date are not eligible for a bonus.

F.
Any type of lengthy leave of absence could result in a pro-rata reduction of the calculated award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

G.
Named executive officers who retire during the fiscal year at normal retirement age or under an LSI approved plan of retirement will be considered for a pro-rated payment based upon the actual amount of base salary received in the fiscal year.

H.
If a named executive officer becomes disabled (as defined by Social Security) or dies during a fiscal year, his beneficiary will be considered for a pro-rata payment based upon the actual amount of base salary received in the fiscal year.

I.
Incentive payments are subject to assignment laws and other laws that require payment of the bonus to someone other than the named executive officer (IRS tax levies, child support arrearages, etc.).  LSI will comply with all applicable assignment laws.

J.
LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of this STIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion.

K.	This STIP does not create or imply the existence of a contract of employment.

L.	The named executive officer's base salary rate as of April 30, 2016 shall be used to calculate the bonus amount.

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